UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2005

Total Identity Corp.
(Exact Name of Registrant as Specified in Charter)

Florida	0-30011	65-0309540
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1007 N. Federal Highway, #A-3, Fort Lauderdale, FL	33304
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 561-208-8101

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

    On February 3, 2005, Total Identity Corp. (the “Company,” “we,” “us” or “our”) sold 500,000 shares of its common stock to Wall Street-Review Financial Services, Inc. for an aggregate purchase price of $25,000 or $.05 per share. The sole officer and director of Wall Street-Review Financial Services, Inc. is also the sole officer and director of the Company. The $.05 per share purchase price was the closing bid price for the Company’s common stock on the date of purchase. The proceeds from the sale are being used for general working capital purposes.

    The investor was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in the Company. Accordingly, the investor was “sophisticated” within the meaning of federal securities laws. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transactions.

    No remuneration or other compensation was paid to any person in connection with the transaction. The issuance of the shares was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and the rules and regulations thereunder, as a transaction by an issuer not involving any public offering.

Item 8.01.    Other Events

Acquisition of Assets; Share Dividend; Rescission

    On December 15, 2004, our wholly owned subsidiary Total Digital Displays, Inc. n/k/a Total Digital Communications, Inc. (“Total Digital”) acquired certain assets from Leonard Lightman, including the seller’s rights under a purported license agreement with Major League Baseball. The purchase price for the assets was paid by the issuance of 10,000,000 shares of Total Digital’s common stock to the seller. The 10,000,000 shares represented approximately 93% of Total Digital’s outstanding common stock at the time of issuance.

    On December 29, 2004, we distributed to our shareholders of record on December 15, 2004, as a dividend, an aggregate of 804,929 shares, constituting all of the common stock of Total Digital owned by us. One share of Total Digital was distributed for each 20 shares of our common stock held on the record date. The dividend was paid without registration under the Securities Act of 1933, as amended, because no sale was involved and our counsel delivered its opinion that the transaction complied with the requirements of SEC Staff Bulletin 4.

    On January 11, 2005, we determined that the seller of the assets had fraudulently misrepresented to us that the seller owned a license from Major League Baseball when, in fact, the seller did not own any such license. As a result, on January 11, 2005, we notified the seller of claims we have against it, and demanded rescission of the asset purchase agreement, including its return of the 10,000,000 shares of Total Digital. To date, the seller has not complied with our demands and has denied any wrongdoing.

    In light of the foregoing, the opinion of counsel that caused the shares of Total Digital to be issued without legend has been withdrawn, and we are treating the shares of Total Digital that were distributed to our shareholders as restricted securities.

    At this time, Total Digital has no assets and there is no market for the shares of Total Digital. We are currently reviewing our legal rights with counsel and are evaluating whether to commence suit for rescission and damages against the seller of the assets.

Threatened Lawsuit

    We have been advised that a lawsuit has been commenced in the Supreme Court of the State of New York, County of Monroe, under the caption Stephen E. Webster v. Richard Dwyer, Matthew P. Dwyer, Phillip Mistretta, Total Digital Displays, Inc., Leslie W. Kernan, Jr., Lacy Katzen LLP, et al. While we understand that the plaintiff also intends to assert claims against Total Identity Corp. and others, neither the Company, Richard Dwyer, Matthew P. Dwyer nor Total Digital Displays, Inc. has been served in connection with this purported lawsuit. The plaintiff, Stephen E. Webster, previously purchased a $125,000 debenture from Total Identity Corp. We understand the plaintiff is seeking payment of the convertible debenture by alleging that he was fraudulently induced to purchase the debenture. We believe that (a) the plaintiff may have a relationship with Argilus, Inc., the respondent in a pending arbitration proceeding commenced by us, and (b) the plaintiff, due to its relationship with Argilus, may have been induced by Argilus to commence the suit as a strategic tactic in connection with the pending arbitration between the Company and Argilus. Until such time as we or our affiliates are served in this proceeding, we are unable to provide further information.

Increase in Shares under Equity Compensation Plan

    On February 3, 2005, the Board of Directors of the Company authorized an increase in the number of shares that may be awarded under the Company’s 2004 Equity Compensation Plan from 1,250,000 shares to 2,500,000 shares. Awards under the plan will include shares issuable to the Company’s Chief Executive Officer upon exercise of quarterly options that are to be granted to him under his employment agreement with the Company and shares issued to a consultant to the Company in payment of consulting fees. The Company plans to file a registration statement on Form S-8 covering the issuance of shares under the plan and the resale of shares awarded to our affiliates under the Plan.

Item 9.01.    Financial Statements and Exhibits

(a)    Financial Statements of Businesses Acquired.

None.

(b)    Pro Forma Financial Information.

None.

(c)    Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2005

TOTAL IDENTITY CORP.
By: /s/ Matthew P. Dwyer
Matthew P. Dwyer Chief Executive Officer